EXHIBIT NO. 99.1

                MIN Announces NYSE Position on its Annual Meeting

     BOSTON - (November 4, 2008) -- MFS Intermediate Income Trust (NYSE: MIN) (the "Fund") announced that on November 4, 2008, the New York Stock Exchange (the "Exchange") deemed the Fund non-compliant with the Exchange's corporate governance listing standards as a result of a failure to hold its 2008 annual meeting of shareholders (the "Annual Meeting") to elect Trustees. The Fund strongly disagrees with the Exchange's determination that the Fund failed to hold its Annual Meeting.

     The Fund's Annual Meeting was convened on October 9, 2008; however, Karpus Investment Management ("Karpus"), a shareholder of the Fund that had solicited proxies from other shareholders, did not attend the Annual Meeting or vote the shares for which it had received proxies. Karpus failed to attend the meeting because it had not received sufficient votes to carry its proposals.

     The independent Inspector of Elections reported that at the time of convening the Annual Meeting, approximately 41% of the shares were represented at the Annual Meeting. A majority of the outstanding shares (i.e., over 50%) was necessary to constitute a quorum. Because Karpus did not attend the meeting after soliciting and receiving proxies from Fund shareholders, an insufficient number of the Fund's shares were represented to constitute a quorum for the conduct of business at the Annual Meeting. Based on advice from its proxy solicitor that - even with further solicitation - the Fund would not be able to achieve a quorum unless the shares solicited by Karpus were counted, the Annual Meeting was adjourned without the election of trustees taking place, and each trustee nominated for re-election at the Annual Meeting will continue as Trustee until a successor is elected and qualified.

     Based on information provided to the Fund by its proxy solicitor, among those shareholders whose votes were actually represented at the Meeting, each of the incumbent directors who were subject to election received approximately 42 million votes "FOR" re-election and fewer that 5 million "WITHHOLD" instructions. Consequently, had Karpus attended the Annual Meeting, the Trustees would have been re-elected.

     The next annual  meeting of  shareholders  to elect  trustees will occur in
2009.
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     MFS manages  approximately  $160 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of September 30, 2008. The company traces its origins to 1924 and the creation of America's first mutual fund.

     Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund's performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund's investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

     This update is not a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Shares of the Fund are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Fund involve investment risk, including possible loss of principal. For more complete information about the Fund, including risks, charges, and expenses, please see the Fund's annual and semi annual shareholder report or contact your financial adviser.

     MIN is a closed-end investment product. Shares of the Fund are only available for purchase/sale on the NYSE at the current market price. Shares may trade at a discount to net asset value.

Contact:
MFS Shareholders or Advisors (investment product information):
         Brian Mastrullo, 800-343-2829, ext. 57940
Media Only:
         John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256